UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PASITHEA THERAPEUTICS CORP.

(Name of Registrant as Specified In Its Charter)

CONCORD IP2 LTD.

ELDERHILL CORPORATION

LEONITE CAPITAL LLC

CAMAC PARTNERS, LLC

CAMAC CAPITAL, LLC

CAMAC FUND, LP

DAVID DELANEY

AVI GELLER

ERIC SHAHINIAN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

SOLICITATION STATEMENT

TO CALL A SPECIAL MEETING OF STOCKHOLDERS

OF PASITHEA THERAPEUTICS CORP.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED

WHITE SPECIAL MEETING REQUEST CARD.

This special meeting request statement (this “Statement”) and the enclosed WHITE special meeting request card are being furnished by Camac Fund, LP, Camac Partners, LLC, Camac Capital, LLC, Concord IP2 Ltd., Elderhill Corporation, Leonite Capital LLC, Eric Shahinian, David Delaney, and Avi Geller (collectively, the “Concerned Stockholders,” “we” or “our”) in connection with the request to call a special meeting of stockholders (a “Special Meeting”) of Pasithea Therapeutics Corp., a Delaware corporation (“Pasithea”).

Who we are: We believe that we are the largest stockholder of Pasithea and own approximately 9.1 percent of Pasithea. Messrs. Delaney, Geller and Shahinian each have a track record of investing success, including in situations like those at Pasithea.

What we believe: In short, we believe that Pasithea’s Board of Directors (the “Board”) and management are not conducting business in a way that will benefit all stockholders.

As a substantial stockholder of Pasithea, we are disturbed by Pasithea management’s alarming (negative) track record and believe that the Board has made decisions that are not in the best interests of stockholders. Despite our prior warnings to the Board about making value-destructive moves, in both written and verbal form, Pasithea ignored us and proceeded to immediately conduct a highly dilutive, related-party acquisition of a business that we believe was and is largely worthless. We refer to this transaction as the “Dilutive, Related-Party Acquisition.” We believe that Pasithea is suffering from significant corporate governance lapses and chronic financial underperformance, and find it shocking that Pasithea’s leadership decided to pursue this transaction mere days after we had a discussion with management and expressed opposition to any major deployment of stockholders’ capital.

Why change is needed: We believe that the problems at Pasithea are systemic and are the result of directors who have abdicated their responsibility to create value for all stockholders. We believe that the sitting directors are more focused on entrenchment and enriching themselves than on advancing stockholders’ best interests. It is long-past time for new directors with fresh perspectives who can work to improve Pasithea for the benefit of all stockholders.

What we can do: The quickest path to improving Pasithea is by calling a Special Meeting. At a Special Meeting, stockholders can remove Pasithea’s current directors. We are committed to improving Pasithea for the benefit of all stockholders.

At this time, we are only soliciting your written request to call a Special Meeting. As described in this Statement, and pursuant to Pasithea’s bylaws (the “Bylaws”), in order to call a Special Meeting, we are required to deliver written requests from the holders of not less than 25 percent of all of Pasithea’s shares of common stock, par value $0.0001 per share (the “Common Stock”), entitled to vote at a Special Meeting. Based on the latest outstanding share number provided by Pasithea, we will need to deliver written requests from the holders of 6,529,811 shares of Common Stock (including our own) to call a Special Meeting. Once a Special Meeting has been called, we will send you proxy materials urging you to vote in favor of the proposals to be considered at that Special Meeting.

THE CONCERNED STOCKHOLDERS ARE CONDUCTING THIS SOLICITATION AND ARE NOT ACTING ON BEHALF OF PASITHEA OR THE BOARD.

MAKE YOUR VIEWS CLEAR TO THE BOARD BY REQUESTING A SPECIAL MEETING.

YOUR SUPPORT FOR REQUESTING A SPECIAL MEETING IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES OF COMMON STOCK YOU OWN.

Do not return any special meeting request revocation card that you may receive from Pasithea, even as a protest vote.

This Statement is dated July 14, 2022, and is first being mailed to stockholders, along with the enclosed WHITE special meeting request card, on or about July 14, 2022.

PLEASE JOIN US IN REQUESTING A SPECIAL MEETING BY
SIGNING, DATING AND RETURNING THE WHITE SPECIAL MEETING REQUEST CARD TODAY.

WHY YOU WERE SENT THIS STATEMENT

The Concerned Stockholders beneficially own 2,376,946 shares of Common Stock. This represents approximately 9.1 percent of the outstanding shares of Common Stock.

As substantial stockholders of Pasithea, we are deeply disturbed by what we see at Pasithea. For example:

●	Management’s alarming track record: Management has overseen a massive decline in the value of your investment. The share price has declined 80 percent (from an initial public offering price of $5.00 per unit (representing one share of Common Stock and one warrant to acquire a share of Common Stock) to the current price of approximately $1.00 per share) in a period of less than nine months. The unit price (of one share and one warrant) has declined similarly in the same time frame. The shares of Common Stock now trade at less than 50% of net cash—meaning that investors place a negative value on any business interests that management and the Board have created or overseen.

●	The Board and management are not aligned with stockholders: The Board has paid themselves handsomely in relation to Pasithea’s size, in relation to their ownership interest in Pasithea, and in light of Pasithea’s poor performance. Based on Pasithea’s own disclosures, in 2021, (1) Messrs. Steinman and Dumesnil and Dr. Leahy were paid $120,112, $107,195, and $107,195, respectively; (2) Dr. Marques was paid $671,891 plus a signing bonus of $100,000; and (3) Mr. Gloss was paid $412,165. The compensation listed above is equal to $1,518,558 in aggregate—a staggering 6.5 percent of Pasithea’s market capitalization of approximately $23 million. Furthermore, the Board has paid themselves more in the last year than the cumulative value of their investment in Pasithea. And what did stockholders receive in return for this windfall for the Board and management? A company that trades at a negative value to cash, a share price that has collapsed to $1.00, and massive dilution from a related-party transaction.

●	Massive dilution: Pasithea issued 3.26 million shares of Common Stock—representing over 14 percent of the shares outstanding—in the Dilutive, Related-Party Acquisition. This transaction appears to be undertaken for entrenchment purposes, as it occurred soon after the filing of our Schedule 13D and our discussions with management. This transaction resulted in the issuance of a substantial bloc of shares to Mr. Steinman and one of his business partners. We believe that this transaction raises troubling questions about the motivations of the Board and management, and exposes that they are not acting in the best interests of stockholders.

We believe that change is not only long overdue, but required to ensure that the Board delivers on its fiduciary duties to properly hold management accountable and provide effective oversight of Pasithea while also pursuing opportunities to protect and enhance stockholder value.

We believe that time is critical. As a result, we are seeking your support to request the calling of a Special Meeting for the following purposes. We refer to the following proposals as the “Proposals.”

Proposal 1.	To remove, without cause, each of Dr. Tiago Reis Marques, Dr. Yassine Bendiabdallah, Professor Lawrence Steinman, Simon Dumesnil and Dr. Emer Leahy as directors of Pasithea (and any persons who are elected, appointed or designated by the Board to fill any vacancy or newly created directorship at any time prior to the time that any of the actions proposed by this Statement become effective).

Proposal 2.	To vote on a proposal related to the filling of vacancies on the Board that arise as the result of the removal of one or more directors by stockholders.

Proposal 3.	To repeal each provision or amendment of the Bylaws adopted by the Board without the approval of Pasithea’s stockholders after April 13, 2021 (the last date that the Bylaws were publicly disclosed by Pasithea), and prior to the approval of this proposal.

Proposal 4.	Transact such other business as may properly come before the Special Meeting.

For additional details on the Proposals, please see the section of this Statement captioned “Our Plans for the Special Meeting.”

At this time, we are only soliciting your written request to call a Special Meeting. We are not currently seeking your proxy, consent, authorization or agent designation for approval of the Proposals or any other actions. If a Special Meeting is called, we will send you proxy materials relating to the Proposals. There is no deadline for submitting sufficient requests to call a Special Meeting, but we hope to call a Special Meeting as soon as possible.

Do not return any special meeting request revocation card that you may receive from Pasithea, even as a protest vote. If you have done so, you may revoke that revocation by delivering a later dated WHITE special meeting request card to the Concerned Stockholders as described in this Statement.

ii

IMPORTANT

If your shares of Common Stock are registered in your name, please sign, date and mail the enclosed WHITE special meeting request card. A postage-paid envelope is provided for your convenience.

If your shares of Common Stock are held in the name of a brokerage firm, bank, nominee or other institution, only it can sign a written request with respect to your shares and only upon receipt of specific instructions from you. Accordingly, please contact the person responsible for your account and give instructions for a WHITE special meeting request card to be signed representing your shares of Common Stock. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions to the Concerned Stockholders so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

In either case, please provide us with documentary evidence of your ownership in Pasithea. It is important that we have this information to provide to Pasithea.

iii

IMPORTANT INFORMATION REGARDING THIS SOLICITATION

Your prompt action is important. We urge you to sign, date and return the enclosed WHITE special meeting request card today.

For additional information or assistance, please contact InvestorCom LLC, the firm assisting us in our solicitation:

9 Old Kings Highway S. – Suite 210

Darien, CT 06820

Toll Free (877) 972-0090

Banks and Brokers (203) 972-9300

info@investor-com.com

iv

BACKGROUND

We began investing in Pasithea in March 2022. Since that time, we have become Pasithea’s largest stockholder, with beneficial ownership of 2,376,946 shares of Common Stock, which represents approximately 9.1 percent of the Common Stock. Our investment was motivated by our belief that Pasithea is materially undervalued and that stockholders have lost faith in the Board. Unless otherwise noted, the share percentages below have not been adjusted to reflect the dilution as a result of the Dilutive, Related-Party Acquisition.

On June 1, 2022, we filed a Schedule 13D disclosing ownership of approximately six percent of the Common Stock. We also sent a letter to the Board, which is reprinted below.

Attn:	Board of Directors
Pasithea Therapeutics Corp.
111 Lincoln Road, Suite 500
Miami Beach, FL 33139

Ladies and Gentlemen:

By way of background, Concord, Leonite and Camac (the “Group”) are investment funds that have substantial experience investing in and effecting positive change in small public companies. The Group owns approximately 6% of the outstanding shares of Pasithea Therapeutics Corp. (“Pasithea” or the “Company”) and to our knowledge represents the single largest shareholding body.

As you will note, we are sending this letter in conjunction with our 13D, dated June 1, 2022, filed with the Securities and Exchange Commission for our shareholding in the Company. We believe that the Company is materially undervalued and that the shareholders have lost faith in the Company’s board of directors (the “Board”). We note that the following has occurred under the Board’s watch:

●	The share price has declined 83% (from an IPO price of $5.00 per share to the current price of $0.86 per share) in a period of less than 8 months. The unit price (of one share and one warrant) has declined similarly in the same time frame.[i]

●	The Company reported cash and cash equivalents of $50,321,206 as of the most recent Quarterly Report. The current share price represents a staggering 61% discount to the Company’s cash per share.

●	The Board has paid themselves more in the last year than the cumulative value of their shareholdings.ii

We believe that substantial and immediate change is required to prevent further value destruction. To that end, we believe that the Board should be significantly reconstituted with proven directors that have relevant skill sets, fresh perspectives, and public company board experience. We urge you to work with us in support of the shared objective of improving stockholder value for the benefit of all the shareholders.

We sincerely hope that it will not be necessary, but we are prepared to take our case for change directly to the Company’s shareholders. As such, we strongly caution you against taking actions that might serve to disenfranchise shareholders—the true owners of the Company—or further destroy value in any way.

With this in mind, we advise that you:

●	Take no action to amend the bylaws of the Company.
●	Halt all major capital allocation decisions and all material contracts representing over 1% of the company’s assets.
●	Refrain from initiating or modifying the employment contracts of any personnel or board member.

We appreciate your prompt cooperation, and we remain available to speak at your convenience.

Sincerely,

/s/ David Delaney
David Delaney
President
Concord Investment Partners Ltd.

/s/ Avi Geller
Avi Geller
Chief Investment Officer
Leonite Capital LLC

/s/ Eric Shahinian
Eric Shahinian
Managing Member of the GP
Camac Partners, LLC

i Based on the closing price for the stock of $0.86, and for the warrant of $0.11 on Tuesday May 31, 2022, and an original unit price of $5.00 based on the IPO price, consisting of $4.99 for the share and $0.01 for the warrant.

ii Based on the Definitive Proxy Statement dated May 13, 2022, Pages 17, 18, 12, 13. In 2021, Professor Lawrence Steinman, Simon Dumesnil and Dr. Emer Leahy were paid $120,112, $107,195, and $107,195, respectively. In 2021, Tiago Reis Marques was paid $671,891 plus a signing bonus of $100,000 payable after January 1, 2022. In 2021, Stanley M. Gloss was paid $412,165. The compensation listed above is equal to $1,518,558 in aggregate. As of May 3, 2022, the Board of Director’s cumulative shareholdings were 1,500,000 shares with a value of $1,260,000 based on the closing prices on May 27, 2022.

With respect to footnote ii in the preceding letter, the Concerned Stockholders note that in 2021, Dr. Marques was paid $243,750 in salary and received stock and option awards with a combined value of $428,141 (which value is as of the grant date and calculated in accordance with appliable rules of the Securities and Exchange Commission (the “SEC”)). Mr. Gross was paid $67,500 in salary and received stock and option award with a combined value of $344,665 (which value is as of the grant date and calculated in accordance with appliable rules of the SEC).

On June 8, 2022, we spoke with Dr. Marques about our concerns with Pasithea’s strategic direction, the need for Pasithea to conserve cash, and our belief that change was needed to preserve Pasithea’s value for its stockholders. We also asked that Pasithea refrain from pursuing major capital allocation decisions.

On June 16, 2022, we filed an amendment to our Schedule 13D to report our ownership of approximately 6.8 percent of Pasithea.

On June 17, 2022, we spoke again with Dr. Marques about our concerns with Pasithea.

On June 22, 2022, Pasithea announced that it had entered into and consummated the Dilutive, Related-Party Acquisition with an entity in which Lawrence Steinman—Pasithea’s Executive Chairman and Co-Founder—was a substantial stockholder. The acquisition was done at a glaring discount to net cash. The acquisition severely disenfranchised existing shareholders by issuing 3.26 million shares of Common Stock (over 14 percent of the shares outstanding prior to the Dilutive, Related-Party Acquisition) and one million warrants to Mr. Steinman and his business partner.

On June 23, 2022, we issued a press release regarding our concerns with the Dilutive, Related-Party Acquisition. The text of that press release is reprinted below.

Investor Group Comments on Pasithea
Therapeutics’ Seemingly Defensive and Dilutive
Related-Party Acquisition of Alpha-5

Intends to WITHHOLD on All of Pasithea’s Sitting Directors at the Upcoming Annual Meeting of Stockholders

Plans to Call a Special Meeting to Remove and Replace Pasithea’s Board of Directors, Which is Accountable for Misalignment, Poor Governance and Rapid Value Destruction

NEW YORK—BUSINESS WIRE—Camac Partners, LLC, affiliates of Concord Investment Partners Ltd., and Leonite Capital LLC (collectively with their affiliates, the “Investor Group” or “we”), who together are the largest stockholder of Pasithea Therapeutics Corp. (Nasdaq: KTTA) (“Pasithea” or the “Company”), today issued the following statement regarding the Company’s dilutive and reactionary acquisition of Alpha-5 integrin, LLC (“Alpha-5”):

“Given our group’s status as Pasithea’s largest stockholder and our prior warnings to the Board of Directors about making value-destructive moves, we are alarmed that the Company ignored our concerns and proceeded with the highly dilutive, related-party acquisition of Alpha-5. Pasithea has already been suffering from significant corporate governance lapses and chronic financial underperformance, including seeing a 79% stock price decline since its September 2021 initial public offering and sustaining a more than 60% trading price discount relative to cash on hand. 1 We find it shocking that the Company’s leadership has now decided to pursue this transaction less than a month after we requested a discussion and indicated opposition to any major deployment of stockholders’ capital.

It is clear to us that the sitting directors are more focused on entrenchment than on advancing stockholders’ best interests. The issuance of stock at $1.15 per share and warrants at $1.88 per share – respectively representing significant discounts to the Company’s cash per share – in a related-party transaction is an egregious example of the directors’ indifference to, and disregard for, stockholders. We intend to investigate all aspects of this very troubling transaction, including for any breaches of fiduciary duty by the Board of Directors. We also question why a transaction in which a Pasithea director had a financial interest was not presented to stockholders for approval.

We will use all available means to hold the incumbents accountable for their poor decisions and consistent disregard for stockholders, who are the true owners of Pasithea. In that spirit, we want our fellow stockholders to be aware we intend to WITHHOLD on the election of all of the sitting directors at Pasithea’s upcoming annual meeting of stockholders. In addition, we intend to convene a special meeting of stockholders at the earliest possible opportunity to remove and replace all of the sitting directors.”

On June 27, 2022, we filed an amendment to our Schedule 13D to report our ownership of approximately 9.3 percent of Pasithea.

On July 1, 2022 we commenced the process to call a Special Meeting in order to bring needed improvements to Pasithea. We also filed a related an amendment to our Schedule 13D.

On July 14, 2022, we filed this Statement in definitive form.

Since investing in Pasithea, we have made two books and records demands to receive additional information regarding Pasithea and investigate potential wrongdoing by the Board.

THE SPECIAL MEETING

At this time, we are only soliciting your written request to call a Special Meeting. We are not currently seeking your proxy, consent, authorization or agent designation for approval of the Proposals or any other actions. If a Special Meeting is called, we will send you proxy materials relating to the Proposals.

We are soliciting written requests to have Pasithea call a Special Meeting pursuant to the Bylaws and Delaware law. We are furnishing this Statement and the WHITE special meeting request card to enable you and Pasithea’s other stockholders to support our efforts to request that a Special Meeting be called and held. For the call of a Special Meeting to be properly requested, we are required to deliver written requests from the holders of not less than 25 percent of all of the shares of Common Stock entitled to vote at such Special Meeting.

According to Pasithea’s public filings, there were 26,119,241 shares of Common Stock outstanding on or about on June 21, 2022, and immediately following the closing of the Dilutive, Related-Party Acquisition. Based on this number, we will need written requests from the holders of 6,529,811 shares of Common Stock (including our own) to call a Special Meeting. Collectively, the Concerned Stockholders own 2,376,946 shares of Common Stock. As such, we will need the holders of an additional 4,152,865 shares of Common Stock to join us in requesting the call of a Special Meeting (which number is based on the ownership of shares of Common Stock by the Concerned Stockholders as of the date of this Statement). Please join us in requesting that a Special Meeting be called by signing, dating and returning the WHITE special meeting request card today. The failure to sign and return the WHITE special request card will have the same effect as opposing the calling of a Special Meeting.

If we are successful in our solicitation of special meeting requests, Pasithea will be required under the Bylaws and Delaware law to call and hold a Special Meeting. Upon receipt of the requisite number of special meeting requests from stockholders that a Special Meeting be called, we anticipate delivering such written requests to Pasithea promptly. The Bylaws require the Board to schedule a Special Meeting within 90 days of receipt by Pasithea’s corporate secretary of the request.

Pursuant to Section 213 of the General Corporation Law of the State of Delaware, together with Article III, Section 3.12 of the Bylaws, the record date for determining the stockholders entitled to notice of, and to vote at, a Special Meeting may be fixed by the Board at no less than ten or more than 60 days prior to the Special Meeting. Pursuant to Section 3.12 of the Bylaws, if the Board does not fix a record date, then the record date is the close of business of the day next preceding the day on which notice of the Special Meeting is given.

After a Special Meeting is called, we intend to solicit proxies from stockholders in support of the Proposals by sending you a proxy statement and a WHITE proxy card for use in connection with that Special Meeting. At the Special Meeting, stockholders will be asked to vote to approve the Proposals.

We expect to request, in any future proxy solicitation relating to a Special Meeting, authority to (1) initiate and vote for proposals to recess or adjourn the Special Meeting for any reason; and (2) oppose and vote against any proposal to recess or adjourn the Special Meeting. We reserve the right to either modify the Proposals or cause additional proposals to be identified in the notice of, and in the proxy materials for, a Special Meeting. We are not aware of any other proposals to be brought before a Special Meeting. However, should other proposals be brought before the Special Meeting, we will vote proxies on such matters in our discretion consistent with Rule 14a-4(c)(3) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).

OUR PLANS FOR THE SPECIAL MEETING

If we, with the support of our fellow stockholders, are successful in obtaining sufficient stockholder support to request that a Special Meeting be called pursuant to the Bylaws, we expect to present the following matters for a stockholder vote at the Special Meeting:

Proposal 1—Removal of Existing Directors

Proposal 1 is to remove, without cause, each of Dr. Tiago Reis Marques, Dr. Yassine Bendiabdallah, Professor Lawrence Steinman, Simon Dumesnil, and Dr. Emer Leahy as directors of Pasithea (and any persons who are elected, appointed or designated by the Board to fill any vacancy or newly created directorship at any time prior to the time that any of the actions proposed by this Statement become effective). For the avoidance of doubt, such removal will be represented as separate proposals, one for each director, at the Special Meeting.

Proposal 2—Filling of Vacancies on the Board by Stockholders

Proposal 2 is a proposal related to the filing of vacancies on the Board that arise as a result of the removal of one or more directors. The Concerned Stockholders believe that good corporate governance is a foundational aspect of every public company. Part of good governance is the ability of stockholders to choose their representatives on the company’s board of directors. But Pasithea places a significant limit on the rights of stockholders to choose their preferred directors because its organizational documents do not allow stockholders to fill vacancies on the Board that occur as the result of a removal of one or more directors. This is a shocking provision that is directly contrary to good governance and an effective stockholder franchise. At a Special Meeting, the Concerned Stockholders intend to submit the following proposal for approval:

RESOLVED, that the stockholders of Pasithea urge, in the strongest possible manner, the Board to take all necessary steps to allow stockholders to fill any vacancies on the Board created by the removal of one or more directors (including, if necessary or appropriate, holding a special meeting of stockholders for the purpose of allowing stockholders to vote to fill such vacancies).

Proposal 3—Reversal of Any Unilateral Bylaw Amendments

Proposal 3 is a resolution to repeal each provision or amendment of the Bylaws adopted by the Board without the approval of Pasithea’s stockholders after April 13, 2021 (the last date that the Bylaws were publicly disclosed by Pasithea), and prior to the approval of this proposal.

As of the date of this Statement, the Concerned Stockholders are not aware of any decision by the Board to adopt, amend or repeal any provision of the Bylaws since April 13, 2021, but it is possible that, following the date of this Statement and prior to the adoption of this resolution, such an amendment could be adopted by the Board or become effective. Such an amendment could negatively impact the ability of the Concerned Stockholders to solicit or obtain special meeting request cards, proxies or written consents from stockholders, or otherwise adversely affect the ability of stockholders to vote on the Proposals.

Although adoption of Proposal 3 could have the effect of repealing previously undisclosed amendments to the Bylaws without considering the beneficial nature, if any, of such amendments to the stockholders, it would not repeal any such amendments that were approved by stockholders. The repeal of any Bylaws pursuant to Proposal 3 could have the effect of reversing amendments to the Bylaws implemented by the Board that are aligned with stockholder interests.

Other Proposals

We expect to request, in any future proxy solicitation relating to a Special Meeting, authority to (1) initiate and vote for proposals to recess or adjourn the Special Meeting for any reason; and (2) oppose and vote against any proposal to recess or adjourn the Special Meeting. We reserve the right to either modify the Proposals or cause additional proposals to be identified in the notice of, and in the proxy materials for, a Special Meeting.

WRITTEN REQUEST PROCEDURES

At this time, we are only soliciting your written request to call a Special Meeting. We are not currently seeking your proxy, consent, authorization or agent designation for approval of the Proposals or any other actions. If a Special Meeting is called, we will send you proxy materials relating to the Proposals.

Pursuant to this Statement, we are soliciting written requests from holders of outstanding shares of Common Stock to call a Special Meeting. By signing a request, a stockholder is requesting Pasithea to call a Special Meeting and designating specified persons as the stockholder’s agents (such persons, the “designated agents”). In addition, the stockholder is authorizing the designated agents to (1) request that Pasithea call and hold a Special Meeting as soon as possible; and (2) exercise all rights of the holders of shares of Common Stock incidental to calling a Special Meeting and causing the purposes of the authority expressly granted pursuant to the written requests to the designated agents to be carried into effect, including to apply, if need be, to an appropriate court to order that a Special Meeting be held. Written requests to call a Special Meeting do not grant the designated agents the power to vote your shares of Common Stock at the Special Meeting and do not commit you to cast any vote in favor or against any proposal to be brought before a Special Meeting. To vote on the matters to be brought before the Special Meeting, you must vote by proxy or in person at the Special Meeting.

You may revoke your written request to have Pasithea call a Special Meeting at any time before the delivery of sufficient requests to call a Special Meeting. To do this, you must deliver a written revocation to Pasithea or to the Concerned Stockholders in care of InvestorCom LLC, 9 Old Kings Highway S., Suite 210, Darien, CT 06820. Such a revocation must clearly state that your written request to call a special meeting is no longer effective. Any revocation of a written request will not affect any action taken by the designated agents pursuant to the written request prior to such revocation. Although a revocation is effective if delivered to Pasithea, we request that you mail or deliver either the original or a copy of any revocation to the Concerned Stockholders in care of InvestorCom LLC, 9 Old Kings Highway S., Suite 210, Darien, CT 06820. The Concerned Stockholders may contact stockholders who have revoked their written request.

Do not return any special meeting request revocation card that you may receive from Pasithea, even as a protest vote. If you have done so, you may revoke that revocation by delivering a later dated WHITE special meeting request card to the Concerned Stockholders as described in this Statement. If so properly delivered, a later dated WHITE special meeting request card will constitute an effective revocation of any earlier-dated written revocation.

If your shares of Common Stock are held in the name of a brokerage firm, bank, nominee or other institution, only it can sign a written request with respect to your shares and only upon receipt of specific instructions from you. Accordingly, please contact the person responsible for your account and give instructions for a WHITE special meeting request card to be signed representing your shares of Common Stock. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions (and proof of your beneficial ownership) to the Concerned Stockholders in care of InvestorCom LLC, 9 Old Kings Highway S., Suite 210, Darien, CT 06820 so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

SOLICITATION OF SPECIAL MEETING REQUESTS

The initial solicitation of special meeting requests by mail may be supplemented by telephone, fax, email, newspapers and other publications of general distribution, through the Internet, and by personal solicitation by the Concerned Stockholders. No additional compensation for soliciting special meeting requests will be paid to such participants for their solicitation efforts.

We have retained InvestorCom LLC for solicitation and advisory services in connection with the solicitation of special meeting requests, for which such firm is to receive a fee of up to $25,000. Up to 25 people may be employed by such firm in connection with the solicitation of special meeting requests. We have also agreed to reimburse such firm for out-of-pocket expenses and to indemnify such firm against certain liabilities and expenses, including reasonable legal fees and related charges. Such firm will solicit special meeting requests from individuals, banks, brokerage firms, dealers, trust companies, other nominees and other institutional holders.

The Concerned Stockholders’ expenses related to the solicitation of special meeting requests are currently estimated to be approximately $200,000, of which approximately $125,000 has been incurred to date. Such costs include, among other things, expenditures for attorneys, proxy solicitors, printing, advertising, postage and other miscellaneous expenses and fees. The entire expense of soliciting proxies by or on behalf of the Concerned Stockholders is being borne by the Concerned Stockholders. Banks, brokerage firms, dealers, trust companies and other nominees will be requested to forward solicitation materials to beneficial owners of shares of Common Stock. The Concerned Stockholders will reimburse banks, brokerage firms, dealers, trust companies and other nominees for their reasonable expenses for sending solicitation material to beneficial owners.

To the extent legally permissible, if successful in its solicitation of requests to call a Special Meeting or its solicitation of proxies at a Special Meeting, or both, then the Concerned Stockholders currently intend to seek reimbursement from Pasithea for the costs of such solicitations. The Concerned Stockholders do not currently intend to submit the question of such reimbursement to a vote of the stockholders of Pasithea.

CERTAIN EFFECTS RELATED TO THIS SOLICITATION

If the Concerned Stockholders are successful in calling a Special Meeting, and if stockholders remove some or all of Pasithea’s directors at the Special Meeting, that removal may have certain effects on Pasithea’s material contracts. We have summarized these effects below; all information is based on disclosures made by Pasithea. It is important to understand that requesting the call of a Special Meeting, in and of itself, will not result in any of these effects.

●	Under Pasithea’s 2021 Stock Incentive Plan (the “Plan”), it is possible that the Board could determine that the removal of some or all directors gives rise to circumstances that allow the Board to accelerate the vesting of the equity awards issued pursuant to the Plan. The Plan grants substantial latitude to the Board in this regard.
●	Pasithea’s collaboration agreements with Purecare Limited and Portman Health each provide that it may be terminated by either party in the event of a change of control of the other party. The term “change of control” is not defined in these agreements. As such, it is unclear what would constitute a change of control for purposes of these agreements.

OTHER MATTERS

Interests of Participants in the Solicitation

This solicitation is being conducted by the Concerned Stockholders. The information in this Statement and in Annex A about the other persons listed on Annex A who are “participants” in the solicitation by the Concerned Stockholders was provided by that participant.

Important Notice Regarding the Availability of Solicitation Materials for the Solicitation of Written Requests to Call a Special Meeting.

In addition to delivering printed versions of this Statement and the WHITE special meeting request card to stockholders by mail, this Statement and the WHITE special meeting request form are also available on the Internet. You have the ability to access and print this Statement and the WHITE special meeting request card at https://www.icommaterials.com/ktta.

Certain Information Regarding Pasithea

Based on information publicly disclosed by Pasithea, its principal executive office is located at 1111 Lincoln Road, Suite 500, Miami Beach, Florida 33139.

Pasithea is subject to the periodic reporting requirements of the Exchange Act and is required to file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by Pasithea with the SEC may be inspected at, and copies may be obtained from, the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a website (www.sec.gov) where reports, proxy and information statements and other information regarding issuers and others that file electronically with the SEC may be obtained free of charge.

Except as otherwise stated in this Statement, the information in this Statement concerning Pasithea has been taken from or is based upon documents and records on file with the SEC and other publicly available information. Although the Concerned Stockholders have no knowledge that would indicate that statements relating to Pasithea contained in this Statement that are made in reliance upon publicly available information are inaccurate or incomplete, to date (1) the Concerned Stockholders have not had access to the books and records of Pasithea related to such information and statements; (2) were not involved in the preparation of such information; and (3) are not in a position to verify such information and statements. All information relating to any person other than the participants is based only on the knowledge of the Concerned Stockholders.

Stockholder Nominations and Proposals for the 2023 Annual Meeting

Pasithea has provided the following disclosure related to the submission of stockholder proposals for the 2023 Annual Meeting of Stockholders. This information is reprinted verbatim from Pasithea’s public disclosures.

Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at the principal executive offices of the Corporation. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the Annual Meeting. Assuming the date of our Fiscal 2023 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the Fiscal 2023 annual meeting must notify us no earlier than February 24, 2023 and no later than March 27, 2023. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the Fiscal 2023 annual meeting. If you wish to obtain a free copy of our bylaws, please contact Investor Relations at Pasithea Therapeutics Corp., 1111 Lincoln Road, Miami Beach, Florida 33139, or by email at lwilson@insitecony.com.

The information set forth above is provided by Pasithea. The reprinting of this information in this Statement should not be construed as an admission by the Concerned Stockholders that such procedures are legal, valid or binding.

FORWARD-LOOKING STATEMENTS

This Statement may contain certain statements that are “forward looking” in nature, and stockholders should be aware that any such forward-looking statements are only predictions and subject to risks and uncertainties that exist in the business environment and that could render actual outcomes and results materially different from that predicted. In some cases, such forward-looking statements may be identified by terminology such as “may,” “will,” “could,” “should,” “plan,” “expect,” “intend” or “believe” or the negative of such terms or other comparable terminology. You should not place undue reliance on any such statements, and any forward-looking statements made in this Statement are qualified in their entirety by these cautionary statements. There can be no assurance that the actual results or developments anticipated by the Concerned Stockholders will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Pasithea or its business, operations or financial condition. Except to the extent required by applicable law, the Concerned Stockholders undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Annex A

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, the Concerned Stockholders are “participants” with respect to their solicitation of special meeting request cards. The following sets forth certain information about the persons and entities who are participants.

Information Concerning the Concerned Stockholders

Concord IP2 Ltd. (“Concord”) is a corporation organized under the laws of the Province of Ontario. The principal address of Concord is c/o Concord Investment Partners Ltd., 60 St. Clair Avenue East, Suite 702, Toronto, ON, M4T 1N5 Canada. The principal business of Concord is investing in securities. Concord is the direct beneficial owner of 191,321 shares of Common Stock.

Elderhill Corporation (“Elderhill”) is a corporation organized under the laws of the Province of Ontario. The principal address of Concord is c/o Concord Investment Partners Ltd., 60 St. Clair Avenue East, Suite 702, Toronto, ON, M4T 1N5 Canada. The principal business of Elderhill is investing in securities. Elderhill is the direct beneficial owner of 35,200 shares of Common Stock.

Mr. Delaney is a citizen of Canada. The principal occupation of Mr. Delaney is serving as the President and Chief Executive Officer of Concord Investment Partners Ltd. Mr. Delaney is the sole officer and director of each of Concord and Elderhill.

Leonite Capital LLC (“Leonite”) is a Delaware limited liability company. The principal address of Leonite is 1 Hillcrest Center Drive Suite 232 Spring Valley, NY 10977. The principal business of Leonite is serving as a holding company for a family office. Leonite is the direct beneficial owner of 1,034,702 shares of Common Stock.

Mr. Geller is a citizen of the United States of America. The principal occupation of Mr. Geller is serving as chief investment officer of Leonite.

Camac Fund, LP (“Fund”) is a Delaware limited partnership. The principal address of Fund is 350 Park Avenue, 13th Floor, New York, NY 10022. The principal business of Fund is acting as an investment fund. Fund is the direct beneficial owner of 1,115,723 shares of Common Stock.

Camac Partners, LLC (“Partners”) is a Delaware limited liability company. The principal address of Partners is 350 Park Avenue, 13th Floor, New York, NY 10022. The principal business of Partners is acting as the investment manager of Fund. Partners, as the investment manager of Fund, may be deemed to have the power to direct the voting and disposition of the shares of Common Stock beneficially owned by Fund, and may be deemed to be the indirect beneficial owner of such shares. Partners disclaims beneficial ownership of such shares for all other purposes.

Camac Capital, LLC (“Capital”) is a Delaware limited liability company. The principal address of Capital is 350 Park Avenue, 13th Floor, New York, NY 10022. The principal business of Capital is acting as general partner for Fund. Capital, as general partner for Fund, may be deemed to have the power to direct the voting and disposition of the shares of Common Stock beneficially owned by Fund, and may be deemed to be the indirect beneficial owner of such shares. Capital disclaims beneficial ownership of such shares for all other purposes.

A-1

Mr. Shahinian is a citizen of the United States of America. The principal occupation of Mr. Shahinian is investing in securities in his capacity as managing member for Capital and Partners. Mr. Shahinian, as the managing member of Capital and Partners, may be deemed to have the power to direct the voting and disposition of the shares of Common Stock beneficially owned by Fund, and may be deemed to be the indirect beneficial owner of such shares. Mr. Shahinian disclaims beneficial ownership of such shares for all other purposes.

Certain Information Regarding Ownership of Common Stock by the Participants

Except as described in this Statement, no associates of the participants beneficially own any shares of Common Stock. None of the participants or any of their respective associates owns any shares of Common Stock of record that such person or entity does not own beneficially. None of the participants or any of their respective associates beneficially own any other securities of Pasithea.

Transactions in Pasithea’s Securities by the Participants

During the two years prior to June 30, 2022, the participants purchased or sold the following securities of Pasithea. Except as disclosed in this Statement, none of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Entity	Date	Quantity	Nature of Transaction
Concord IP2 Ltd.	04/21/2022	293	(1)
Concord IP2 Ltd.	04/21/2022	746	(1)
Concord IP2 Ltd.	04/21/2022	15,000	(1)
Concord IP2 Ltd.	04/21/2022	4,200	(1)
Concord IP2 Ltd.	04/21/2022	226	(1)
Concord IP2 Ltd.	04/21/2022	2,000	(1)
Concord IP2 Ltd.	04/21/2022	3,865	(1)
Concord IP2 Ltd.	04/21/2022	6,135	(1)
Concord IP2 Ltd.	04/21/2022	3,590	(1)
Concord IP2 Ltd.	05/12/2022	155,266	(2)
Elderhill Corporation	04/21/2022	10,000	(1)
Elderhill Corporation	04/22/2022	5,000	(1)
Elderhill Corporation	04/25/2022	2,990	(1)
Elderhill Corporation	04/26/2022	4,614	(1)
Elderhill Corporation	04/27/2022	400	(1)
Elderhill Corporation	04/28/2022	1,000	(1)
Elderhill Corporation	04/29/2022	5,000	(1)
Elderhill Corporation	05/02/2022	132	(1)
Elderhill Corporation	05/03/2022	6,064	(1)
Leonite Capital LLC	03/02/2022	66,116	(1)
Leonite Capital LLC	03/03/2022	100,781	(1)
Leonite Capital LLC	03/04/2022	108,103	(1)
Leonite Capital LLC	03/07/2022	60,000	(1)
Leonite Capital LLC	03/08/2022	58,000	(1)
Leonite Capital LLC	03/09/2022	57,000	(1)
Leonite Capital LLC	03/10/2022	25,000	(1)
Leonite Capital LLC	03/11/2022	25,000	(1)
Leonite Capital LLC	03/22/2022	44,425	(1)
Leonite Capital LLC	03/23/2022	29,525	(1)
Leonite Capital LLC	03/24/2022	45,550	(1)
Leonite Capital LLC	03/25/2022	43,643	(1)
Leonite Capital LLC	03/28/2022	45,594	(1)

A-2

Leonite Capital LLC	03/29/2022	52,700	(1)
Leonite Capital LLC	03/30/2022	73,672	(1)
Leonite Capital LLC	03/31/2022	64,593	(1)
Leonite Capital LLC	04/04/2022	30,000	(1)
Leonite Capital LLC	04/05/2022	40,000	(1)
Leonite Capital LLC	04/06/2022	35,000	(1)
Leonite Capital LLC	05/02/2022	30,000	(1)
Camac Fund LP	05/31/2022	77,879	(1)
Camac Fund LP	06/01/2022	62,341	(1)
Camac Fund LP	06/02/2022	35,371	(1)
Camac Fund LP	06/03/2022	39,213	(1)
Camac Fund LP	06/06/2022	55,940	(1)
Camac Fund LP	06/10/2022	5,610	(1)
Camac Fund LP	06/13/2022	18,900	(1)
Camac Fund LP	06/14/2022	20,334	(1)
Camac Fund LP	06/16/2022	30,254	(1)
Camac Fund LP	06/17/2022	21,803	(1)
Camac Fund LP	06/21/2022	30,601	(1)
Camac Fund LP	06/22/2022	6,500	(1)
Camac Fund LP	06/23/2022	150	(1)
Camac Fund LP	06/24/2022	504,656	(1)
Camac Fund LP	06/29/2022	96	(1)
Camac Fund LP	06/30/2022	100	(1)

(1)	Open market purchase of shares of Common Stock.
(2)	Private purchase of shares of Common Stock.

Miscellaneous Information Concerning the Participants

Except as described in this Annex A or otherwise disclosed in this Statement, no participant or any of such participant’s associates beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the Company or any of its subsidiaries. Furthermore, except as described in this Annex A or otherwise disclosed in this Statement, no participant or any of such participant’s associates is either a party to any transaction or series of similar transactions in the last fiscal year, or any currently proposed transaction or series of similar transactions (1) to which Pasithea or any of its subsidiaries was or is to be a party; (2) in which the amount involved exceeds $120,000; and (3) in which such participant or associate had or will have a direct or indirect material interest. None of the participants have been convicted in a criminal proceeding during the past 10 years.

Except as described in this Annex A or otherwise disclosed in this Statement, no participant or any of such participant’s associates has entered into any arrangement or understanding with any person with respect to (1) any future employment with Pasithea or its affiliates, or (2) any future transactions to which Pasithea or any of its affiliates will or may be a party.

Except as described in this Annex A or otherwise disclosed in this Statement, there are no contracts, arrangements or understandings by any of the participants or any of such participant’s associates within the past year with any person with respect to any of Pasithea’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Annex A or otherwise disclosed in this Statement, no participant or has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at a Special Meeting.

A-3

IMPORTANT

PLEASE REVIEW THIS STATEMENT AND
THE ENCLOSED MATERIALS CAREFULLY.

YOUR REQUEST IS VERY IMPORTANT, NO MATTER HOW MANY OR
HOW FEW SHARES OF COMMON STOCK YOU OWN.

1. If you hold your shares of Common Stock on the books and records of Pasithea in your own name, please authorize the written request for the call of a Special Meeting by signing, dating and returning the enclosed WHITE special meeting request card. A postage-paid envelope provided for your convenience.

2. If you hold your shares of Common Stock in “street name” in the name of a bank, brokerage firm, dealer, trust company or other nominee, only that entity can exercise your right to authorize the submission of a written request with respect to your shares of Common Stock and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, brokerage firm, dealer, trust company or other nominee to ensure that a WHITE special meeting request card is submitted on your behalf. Please follow the instructions on the enclosed WHITE instruction form to provide instructions to your bank, brokerage firm, dealer, trust company or other nominee. If your bank, brokerage firm, dealer, trust company or other nominee provides for instructions to be delivered by telephone or over the Internet, instructions will be included on the enclosed WHITE instruction form.

3. Please return each and every WHITE special meeting request card and WHITE voting instruction form that you receive as each account must be submitted separately.

If you have any questions concerning this Statement, would like to request additional copies of this Statement or need help returning a special meeting request card, please contact:

9 Old Kings Highway S. – Suite 210

Darien, CT 06820

Toll Free (877) 972-0090

Banks and Brokers (203) 972-9300

info@investor-com.com

FORM OF SPECIAL MEETING REQUEST CARD —WHITE

WRITTEN REQUEST

OF STOCKHOLDERS TO CALL

A SPECIAL MEETING OF STOCKHOLDERS OF

PASITHEA THERAPEUTICS CORP.

THIS SOLICITATION IS BEING MADE BY CERTAIN STOCKHOLDERS, AND NOT BY OR ON BEHALF OF THE BOARD OF DIRECTORS, OF PASITHEA THERAPEUTICS CORP.

The undersigned stockholder of Pasithea Therapeutics Corp., a Delaware corporation (“Pasithea”), constitutes and appoints David Delaney, Avi Geller and Eric Shahinian, and each of them, each with full power of substitution and re-substitution, as the agent of the undersigned (such agents, together with each substitute appointed, if any, collectively, the “Designated Agents”) in respect of all shares of common stock, par value $0.0001 per share (the “Common Stock”), of Pasithea owned by the undersigned to do any or all of the following, to which the undersigned hereby consents:

1. To submit a request for the call of a special meeting of stockholders of Pasithea (the “Special Meeting”) pursuant to Article III, Section 3.2 of Pasithea’s bylaws for the following purposes: (a) to remove, without cause, each of Dr. Tiago Reis Marques, Dr. Yassine Bendiabdallah, Professor Lawrence Steinman, Simon Dumesnil, and Dr. Emer Leahy as directors of Pasithea (and any persons who are elected, appointed or designated by the Board to fill any vacancy or newly created directorship at any time prior to the time that any of the actions proposed by this Statement become effective) (for the avoidance of doubt, such removal will be represented as separate proposals, one for each director, at the Special Meeting); (b) to vote on a proposal related to the filling of vacancies on Pasithea’s Board of Directors that arise as the result of the removal of one or more directors by stockholders; (c) to repeal each provision or amendment of the Bylaws adopted by the Board without the approval of Pasithea’s stockholders after April 13, 2021 (the last date that the Bylaws were publicly disclosed by Pasithea), and prior to the approval of this proposal; and (d) to transact such other business as may properly come before the Special Meeting (including other business initiated by the Concerned Stockholders (as defined in the accompanying special meeting request statement)).

2. To exercise any and all rights of the undersigned incidental to calling or requesting the Special Meeting and causing the purposes of the authority expressly granted herein to the Designated Agents to be carried into effect. Nothing contained in this instrument shall be construed to grant the Designated Agents the right, power or authority to vote any shares of Common Stock owned by the undersigned at the Special Meeting or at any other stockholder meeting or action by written consent.

The undersigned authorizes and designates the Designated Agents to collect and deliver this request to Pasithea, and to deliver any other information required in connection therewith.

This request supersedes, and the undersigned hereby revokes, any earlier-dated revocation that the undersigned may have submitted to the Concerned Stockholders, Pasithea or any designee of either.

Dated:______________________________________, 2022

__________________________________________
Printed Name of Stockholder

__________________________________________
Signature of Stockholder (and title, if any)

__________________________________________
Signature of Stockholder (if held jointly)

Please sign exactly as your name or names appear on the stock certificate or on the attached label. If shares of Common Stock are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

When returning this request, please also provide documentary evidence of your ownership in Pasithea.

PLEASE PROMPTLY SIGN, DATE AND RETURN THIS
WHITE SPECIAL MEETING REQUEST CARD.

A POSTAGE-PAID ENVELOPE IS PROVIDED FOR YOUR CONVENIENCE.